Exhibit 10.1

YOU ON DEMAND HOLDINGS, INC.

AMENDMENT NO. 3 TO
CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 3 TO CONVERTIBLE PROMISSORY NOTE (the “Amendment”), effective as of May 10, 2013 (the “Effective Date”), is by and among YOU ON DEMAND HOLDINGS, INC., a Nevada corporation (the “Company”), and SHANE MCMAHON (the “Payee”).

WHEREAS, the Company and the Payee are parties to that certain Convertible Promissory Note of the Company, dated as of May 10, 2012, as amended as of May 18, 2012 and as of October 19, 2012, in principal amount of $3,000,000.00 (the “Note”); and

WHEREAS, the Company and the Payee desire to amend the Note as provided herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Effective as of the Effective Date, Section 2(a) of the Note shall be deleted in its entirety and, in lieu thereof, the following new Section 2(a) is inserted:

Payments.    The Principal Amount and all accrued interest on this Note are due and payable to Payee, by wire transfer of immediately available Funds on November 10, 2013; provided, however, that the net proceeds of any financing of equity or equity-linked securities of the Company occurring on or before such date will be used to repay the Note until the full amount of the Note, and all accrued interest on the Note, is repaid.

2.           Effective as of the Effective Date, Section 2(c) of the Note shall be deleted in its entirety and, in lieu thereof, the following new Section 2(c) is inserted:

Optional Prepayments.  The Company may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding Principal Amount of this Note together with all accrued and unpaid interest due thereon.  Any prepayment of the Principal Amount will not affect the obligation of the Company to make subsequent scheduled payments of the unpaid Principal Amount at the times and in the amounts required until this Note is paid in full.

3.           Except as expressly amended by this Amendment, the terms and conditions of the Note are hereby confirmed and shall remain in full force and effect without impairment or modification.

4.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

5.           This Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ Marc Urbach
Marc Urbach
President and Chief Financial Officer

/s/ Shane McMahon
Shane McMahon